Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Bridger Aerospace Group Holdings, Inc. of our report dated March 20, 2023, except for Note 22, as to which the date is June 12, 2023, relating to the consolidated financial statements of Bridger Aerospace Group Holdings, LLC as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, appearing in Registration No. 333-275051 on Form S-1, as amended, filed on October 23, 2023, of Bridger Aerospace Group Holdings, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Atlanta, Georgia

January 26, 2024